Exhibit 4.1

Execution Version

MGM RESORTS INTERNATIONAL,

THE SUBSIDIARY GUARANTORS PARTY HERETO, as Subsidiary Guarantors

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

5.500% Senior Notes due 2027

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of April 10, 2019

to

INDENTURE

Dated as of March 22, 2012

-i-

-ii-

SEVENTH SUPPLEMENTAL INDENTURE, dated as of April 10, 2019, among MGM RESORTS INTERNATIONAL, a Delaware corporation (hereinafter called the “Company”), the Subsidiary Guarantors (as hereinafter defined) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as successor trustee hereunder (hereinafter called the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee entered into an indenture, dated March 22, 2012 (the “Base Indenture”), pursuant to which notes of the Company may be issued in one or more series from time to time;

WHEREAS, Section 901(9) of the Base Indenture permits the forms and terms of the Securities of any series as permitted in Sections 201 and 301 to be established in an indenture supplemental to the Base Indenture;

WHEREAS, Section 901 of the Base Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders of the Securities, for the purposes stated therein;

WHEREAS, Section 901(17) of the Base Indenture permits changes to provisions under the Base Indenture that do not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, the Company has requested the Trustee to join with it and the Subsidiary Guarantors in the execution and delivery of this Seventh Supplemental Indenture dated as of April 10, 2019 (the “Seventh Supplemental Indenture”), in order to supplement the Base Indenture by, among other things, establishing the forms and certain terms of a series of Securities to be known as the Company’s “5.500% Senior Notes due 2027” (the “Notes”), and adding certain provisions thereof for the benefit of the Holders of the Notes;

WHEREAS, the Company has furnished the Trustee with a duly authorized and executed issuer order dated April 10, 2019 authorizing the issuance of the Notes, such issuer order sometimes referred to herein as the “Authentication Order”;

WHEREAS, all things necessary to make this Seventh Supplemental Indenture a valid, binding and enforceable agreement of the Company, the Subsidiary Guarantors and the Trustee and a valid supplement to the Base Indenture have been done; and

NOW, THEREFORE, THIS SEVENTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes to be issued hereunder by Holders thereof, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the Holders from time to time of the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF

GENERAL APPLICATION

SECTION 1.1.    Definitions.

The Base Indenture together with this Seventh Supplemental Indenture are hereinafter sometimes collectively referred to as the “Indenture.” For the avoidance of doubt, references to any “Section” of the “Indenture” refer to such Section of the Base Indenture as supplemented and amended by this Seventh Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are defined in the Base Indenture and are used herein with the same meanings as in the Base Indenture. If a capitalized term is defined in the Base Indenture and this Seventh Supplemental Indenture, the definition in this Seventh Supplemental Indenture shall apply to the Notes (and any Guarantee endorsed therein).

For all purposes of this Seventh Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1)     the terms defined in this article have the meanings assigned to them in this article and include the plural as well as the singular;

(2)     all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(3)     all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP in the United States, and, except as otherwise herein expressly provided, the term “GAAP” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation;

(4)     the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Seventh Supplemental Indenture as a whole and not to any particular article, section or other subdivision; and

(5)     all references used herein to the male gender shall include the female gender.

“Attributable Debt” with respect to any Sale and Lease-Back Transaction that is subject to Section 5.2, means the present value of the minimum rental payments called for during the terms of the lease (including any period for which such lease has been extended), determined in accordance with GAAP, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

“Base Indenture” has the meaning set forth in the Recitals hereto.

“Consolidated Net Tangible Assets” means the total amount of assets (including investments in Joint Ventures) of the Company and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom (a) all current liabilities of the Company and its Subsidiaries (excluding (i) the current portion of long-term Indebtedness, (ii) intercompany liabilities and (iii) any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a time more than 12 months from the time as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and any other like intangibles of the Company and its Subsidiaries, all as set forth on the consolidated balance sheet of the Company for the most recently completed fiscal quarter for which financial statements are available and computed in accordance with GAAP.

“Credit Facility” means the Amended and Restated Credit Agreement, dated as April 25, 2016, among the Company, the lenders and letters of credit issuers party thereto and Bank of America, N.A., as administrative agent, as amended by the First Amendment, dated December 21, 2018, to the Amended and Restated Credit Agreement, and as such agreement may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part).

“Existing Senior Notes” means (i) the Company’s 5.250% Senior Notes due 2020, (ii) the Company’s 6.750% senior notes due 2020, (iii) the Company’s 6.625% senior notes due 2021, (iv) the Company’s 7.75% senior notes due 2022, (v) the Company’s 6.00% senior notes due 2023, (vi) the Company’s 4.625% senior notes due 2026, (vii) the Company’s 5.750% senior notes due 2025 and (viii) the Mandalay Notes.

“Funded Debt” means all Indebtedness of the Company or any Subsidiary Guarantor which (i) matures by its terms on, or is renewable at the option of any obligor thereon to, a date more than one year after the date of original issuance of such Indebtedness and (ii) ranks at least pari passu with the Notes or the applicable Guarantee.

“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or the Subsidiary Guarantors.

“Gaming Facility” means any casino, hotel, resort, race track, off-track wagering site, venue at which gaming or wagering is conducted, and all related or ancillary property and assets.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that the accrual of interest shall not be considered an Incurrence of Indebtedness.

“Indebtedness” of any Person means (i) any indebtedness of such Person, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by notes, bonds, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property, including any such indebtedness Incurred in connection with the acquisition by such Person or any of its Subsidiaries of any other business or entity, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, including for such purpose obligations under finance leases and (ii) any guarantee, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse, or any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds with respect to, or to become liable with respect to (directly or indirectly) any indebtedness of any Person, but shall not include indebtedness or amounts owed for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of such Person.

“Indenture” has the meaning set forth in the first paragraph of this Section 1.1.

“Initial Liens” has the meaning set forth in Section 5.1(b)(i).

“Initial Notes” means the Company’s 5.500% Senior Notes due 2027 issued on the Issue Date.

“Interest Payment Date” with respect to any Note means April 15 and October 15 of each year, commencing October 15, 2019, provided that if such Interest Payment Date is not a Business Day, interest due on such Interest Payment Date shall be payable on the next succeeding Business Day.

“Issue Date” means, in respect of Initial Notes of any Series, April 10, 2019, the date on which the Initial Notes offered hereby are issued.

“Joint Venture” means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more of its Subsidiaries.

“Landlord” means MGP Lessor, LLC, a Delaware limited liability company.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance or lien of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code as in effect in the State of New York or comparable law of any jurisdiction with respect to any property; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Mandalay Notes” means Mandalay Resort Group’s 7.0% Debentures due 2036.

“Maturity Date” means April 15, 2027.

“MDDC” means Marina District Development Company, LLC, a New Jersey limited liability company.

“MDDHC” means Marina District Development Holding Co., LLC, a New Jersey limited liability company.

“MGM Yonkers Subsidiaries” means, collectively, MGM Yonkers, Inc., a New York corporation and Brian Boru of Westchester, Inc., a New York corporation.

“MGP” means MGM Growth Properties LLC, a Delaware limited liability company, and its successors.

“New Jersey Gaming Approval” means the granting of all necessary approvals by the New Jersey Division of Gaming Enforcement for MDDC to guarantee the Notes.

“New York Gaming Approval” means the granting of all necessary approvals by the New York State Gaming Commission for the MGM Yonkers Subsidiaries to guarantee the Notes.

“Non-recourse Indebtedness” means Indebtedness the terms of which provide that the lender’s claim for repayment of such Indebtedness is limited solely to a claim against the property which secures such Indebtedness.

“Notes” has the meaning set forth in the Recitals hereto.

“obligations” means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, expenses, damages or other liabilities or amounts payable under the documentation governing or otherwise in respect of any Indebtedness.

“Pari Passu Liens” has the meaning set forth in Section 5.1(b)(i).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any real estate or other physical facility or depreciable asset the net book value of which on the date of determination exceeds the greater of $250 million and 2% of Consolidated Net Tangible Assets.

“Reference Indebtedness” means any series of (x) the Existing Senior Notes, (y) the Credit Facility or (z) any of our future capital markets Indebtedness.

“Sale and Lease-Back Transaction” means any arrangement with a person (other than the Company or any of its Subsidiaries), or to which any such person is a party, providing for the leasing to the Company or any of its Subsidiaries for a period of more than three years of any Principal Property, which has been or is to be sold or transferred by the Company or any of its Subsidiaries to such person, or to any other person (other than the Company or any of its Subsidiaries) to which funds have been or are to be advanced by such person on the security of the leased property.

“Seventh Supplemental Indenture” has the meaning set forth in the Recitals hereto.

“Subsidiary” of any specified Person means any corporation, partnership or limited liability company of which at least a majority of the outstanding stock (or other equity interests) having by the terms thereof ordinary voting power for the election of directors (or the equivalent) of such Person (irrespective of whether or not at the time stock (or other equity interests) of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person, or by one or more other Subsidiaries, or by such Person and one or more other Subsidiaries.

“Subsidiary Guarantor” means (i) each Subsidiary of the Company identified as a Subsidiary Guarantor on the signature pages hereof and (ii) each other Wholly-Owned Subsidiary of the Company that becomes a Subsidiary Guarantor in accordance with Section 5.3 or by executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of this Indenture as a Subsidiary Guarantor, together with their permitted successors and assigns provided that if the Guarantee of a Subsidiary Guarantor is withdrawn or cancelled pursuant to Section 5.3(b), such Person shall no longer be a Subsidiary Guarantor hereunder; provided, however, that until such time as each MGM Yonkers Subsidiary receives New York Gaming Approval, MDDC receives New Jersey Gaming Approval, and any other future Subsidiary that requires approval from a Gaming Authority in order to execute and deliver a Guarantee receive such approval from the relevant Gaming Authority to become a

Subsidiary Guarantor of the Notes, none of the MGM Yonkers Subsidiaries, MDDC or such other future Subsidiary shall be a Subsidiary Guarantor hereunder; provided, further, that unless and until (x) New Jersey Gaming Approval for the Guarantee of MDDC is obtained, MDDHC shall not be a Subsidiary Guarantor hereunder and (y) New York Gaming Approval for the Guarantees of the MGM Yonkers Subsidiaries is obtained, the MGM Yonkers Subsidiaries shall not be Subsidiary Guarantors hereunder.

“Treasury Securities” mean any obligations issued or guaranteed by the United States government or any agency thereof.

“Trustee” has the meaning set forth in the preamble hereto.

“Wholly-Owned Subsidiary” has the meaning set forth in Section 5.3(a).

ARTICLE TWO

SECURITIES FORMS

SECTION 2.1.    Creation of the Notes; Designations.

In accordance with Section 301 of the Base Indenture, the Company hereby creates the Notes as a series of its Notes issued pursuant to the Indenture. The Notes shall be known and designated as the “5.500% Senior Notes due 2027” of the Company.

SECTION 2.2.    Forms Generally.

The Notes and the Trustee’s certificate of authentication shall be in the forms set forth in Exhibit I attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of the Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

The Notes shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner, as determined by the officers of the Company executing such Notes, as evidenced by their manual execution of such Notes.

ARTICLE THREE

GENERAL TERMS AND CONDITIONS OF THE NOTES

SECTION 3.1.    Title and Terms of Notes.

(a)    The aggregate principal amount of Notes which shall be authenticated and delivered on the Issue Date under the Indenture shall be $1,000,000,000; provided, however, that the Company from time to time, without giving notice to or seeking the consent of the Holders of the Notes, may issue additional notes (the “Additional Notes”) in any amount having the same terms as the Notes in all respects, except for the issue date, the issue price and the initial Interest Payment Date. Any such Additional Notes shall be authenticated by the Trustee upon receipt of an Authentication Order to that effect, and when so authenticated, will constitute “Notes” for all purposes of the Indenture and will (together with all other Notes issued under the Indenture) constitute a single series of Notes under the Indenture; provided that if the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, as applicable, as determined by the Company, the Additional Notes will have a separate CUSIP number.

(b)    The principal amount of the Notes is due and payable in full on April 15, 2027 unless earlier redeemed.

(c)    The Notes shall bear interest at the rate of 5.500% per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) from the Issue Date or from the most recent Interest Payment Date on which interest has been paid or duly provided for to maturity or early redemption; and interest will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2019, to the Persons in whose name such Notes were registered at the close of business on the preceding April 1 or October 1, respectively.

(d)    Principal of and interest on the Notes shall be payable in accordance with Sections 307 and 1001 of the Base Indenture.

(e)    Other than as provided in Article Four of this Seventh Supplemental Indenture, the Notes shall not be redeemable.

(f)    The Notes shall not be entitled to the benefit of any mandatory redemption or sinking fund.

(g)    The Notes shall not be convertible into any other securities.

(h)    The Company initially appoints the Trustee as Registrar and Paying Agent with respect to the Notes until such time as the Trustee has resigned or a successor has been appointed.

(i)    The Notes will be issuable in the form of one or more Global Securities and the Depositary for such Global Security will be the Depository Trust Company.

(j)    The Company shall pay principal of, premium, if any, and interest on the Notes in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

(k)    A Holder may transfer or exchange Notes only in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

ARTICLE FOUR

REDEMPTION

SECTION 4.1.    Optional Redemption.

The Notes are redeemable at the option of the Company, in whole or in part, at any time prior to January 15, 2027 (the date that is three months prior to the maturity date of the Notes), at a redemption price (the “Redemption Price”) equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; or

•

as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, plus, in either of the above cases, accrued and unpaid interest to the Redemption Date on the Notes to be redeemed. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after January 15, 2027 (the date that is three months prior to the maturity date of the Notes) at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the date of redemption on the Notes to be redeemed.

“Adjusted Treasury Rate” means, with respect to any Redemption Date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Adjusted Treasury Rate shall be calculated by an Independent Investment Banker on the third Business Day preceding the Redemption Date or, in the case of a satisfaction and discharge or a defeasance, on the third Business Day prior to the date on which the Company deposits the amount required under this Seventh Supplemental Indenture most nearly equal to the period from the Redemption Date to the Maturity Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities (“Remaining Life”).

“Comparable Treasury Price” means (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means any primary U.S. Government securities dealer in New York City selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

SECTION 4.2.    Mandatory Disposition of Notes Pursuant to Gaming Laws.

Each Holder and beneficial owner, by accepting or otherwise acquiring an interest in the Notes, shall be deemed to have agreed that if the Gaming Authority of any jurisdiction in which the Company or any of its Subsidiaries conducts or proposes to conduct gaming activities requires that a Person who is a Holder or beneficial owner must be licensed, qualified or found suitable under the applicable Gaming Laws, such Holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period in accordance with such Gaming Laws. If such Person fails to apply or become licensed or qualified or is found unsuitable (a “Disqualified Holder”), then the Company shall have the right, at its option, notwithstanding any other provision of this Seventh Supplemental Indenture:

(i) to require such Person to dispose of its Notes or beneficial interest therein within 30 calendar days of receipt of notice of the Company’s election or such earlier date as may be requested or prescribed by such Gaming Authority; or

(ii)    to redeem such Notes, which Redemption Date may be less than 30 calendar days following the notice of redemption if so requested or prescribed by the Gaming Authority, at a redemption price equal to:

(1)    the lesser of:

(a)    the Person’s cost, plus accrued and unpaid interest, if any, to the earlier of the Redemption Date or the date of the finding of unsuitability or failure to comply; and

(b)    100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the Redemption Date or the date of the finding of unsuitability or failure to comply; or

(2)    such other amount as may be required by applicable Gaming Laws or by order of any Gaming Authority.

The Company shall notify the Trustee in writing of any such Disqualified Holder status or redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such Holder or beneficial owner may incur in connection with its application for a license, qualification or a finding of suitability. Notwithstanding any other provision of this Seventh Supplemental Indenture, immediately upon the imposition of a requirement to dispose of Notes by a Gaming Authority, such Person shall, to the extent required by applicable Gaming Laws, have no further right (i) to exercise, directly or indirectly, through any trustee, nominee or any other person or entity, any right conferred by such Notes or (ii) to receive any interest, dividends or any other distributions or payments with respect to such Notes or any remuneration in any form with respect to such Notes from the Company or the Trustee, except the redemption price.

SECTION 4.3.    Optional Redemption Procedures.

(a)    The provisions of Article XII of the Base Indenture shall apply in the case of a redemption pursuant to Article Four solely for the benefit of the Holders of the Notes; provided that this Section 4.3 shall not become part of the terms of any other series of Securities:

(i)    the first sentence of Section 1203 in the Base Indenture shall be superseded by the following language:

“If less than all the Securities of any series are to be redeemed (unless all the Securities of such series and of a specified tenor are to be redeemed or unless such redemption affects only a single Security), the particular Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the Outstanding Securities of such series not previously called for redemption, in accordance with the applicable Depository Trust Company procedures; provided that the unredeemed portion of the principal amount of any Security shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such Security.”;

(ii)    clause (2) of the second paragraph of Section 1204 of the Base Indenture shall be superseded by the following language:

“(2)    the Redemption Price (or how the Redemption Price will be calculated if not a fixed amount or subject to change);” and

(iii)    the following language shall be added after the end of the final paragraph of Section 1204 of the Base Indenture:

“A notice of redemption may provide that the optional redemption described in such notice is conditioned upon the occurrence of certain events before the Redemption Date. Such notice of conditional redemption will be of no effect unless all such conditions to the redemption have occurred before the Redemption Date or have been waived by the Company. If any of such events fail to occur and are not waived by the Company, the Company shall be under no obligation to redeem the Notes or pay the Holders any redemption proceeds and the Company’s failure to redeem the Notes shall not be considered a default or an Event of Default. In the event that any of such conditions fail to occur and are not waived by the Company, the Company shall promptly notify the Trustee in writing that the conditions precedent to such redemption have failed to occur and the Notes will not be redeemed.”

ARTICLE FIVE

COVENANTS

Holders of the Notes shall be entitled to the benefit of all covenants in Article X of the Base Indenture and the following additional covenants, which shall be deemed to be provisions of the Base Indenture with respect to the Notes, provided that this Article Five shall not become a part of the terms of any other series of Securities:

SECTION 5.1.    Limitation on Liens.

(a)    Other than as provided in Section 5.1(c) below, neither the Company nor any Subsidiary Guarantor will, directly or indirectly, issue, assume or guarantee any Indebtedness secured by a Lien upon any Principal Property or on any evidences of Indebtedness or shares of capital stock of, or other ownership interests in, any Subsidiaries that own any Principal Property (regardless of whether the Principal Property, Indebtedness, capital stock or ownership interests were acquired before or after the date hereof) without effectively providing that all of the Notes or Guarantees then outstanding, as the case may be, shall be secured equally and ratably with (or prior to) the Indebtedness so long as such Indebtedness shall be so secured, except that this restriction will not apply to:

(i)    Liens existing on the date of original issuance of the Notes;

(ii)    Liens affecting property of a corporation or other entity existing at the time it becomes a Subsidiary Guarantor or at the time it is merged into or consolidated with the Company or a Subsidiary Guarantor (provided that such Liens do not extend to or cover property of the Company or any Subsidiary Guarantor other than property of the entity so acquired or which becomes a Subsidiary Guarantor);

(iii)    Liens (including purchase money Liens) existing at the time of acquisition thereof on property acquired after the date hereof or to secure Indebtedness Incurred prior to, at the time of, or within 24 months after the acquisition for the purpose of financing all or part of the purchase price of property acquired after the date hereof (provided that such Liens do not extend to or cover any property of the Company or any Subsidiary Guarantor other than the property so acquired);

(iv)    Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness Incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;

(v)    Liens which secure Indebtedness of a Subsidiary of the Company to the Company or to a Subsidiary Guarantor or which secure Indebtedness of the Company to a Subsidiary Guarantor;

(vi)    Liens on the stock, partnership or other equity interest of the Company or a Subsidiary Guarantor in any Joint Venture or any Subsidiary which owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture;

(vii)    Liens to government entities, including pollution control or industrial revenue bond financing;

(viii)    Liens required by any contract or statute in order to permit the Company or a Subsidiary of the Company to perform any contract or subcontract made by it with or at the request of a governmental entity;

(ix) mechanic’s, materialman’s, carrier’s or other like Liens, arising in the ordinary course of business;

(x)    Liens for taxes or assessments and similar charges;

(xi)    zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and other minor irregularities of title;

(xii)    Liens on any short-term or interim Indebtedness intended to be assumed by MGP or one of its Subsidiaries in connection with an acquisition by MGP or one of its Subsidiaries of the property securing such Indebtedness, provided that such Indebtedness is assumed by MGP or one of its Subsidiaries within fifteen (15) days of its initial incurrence by the Company or a Subsidiary Guarantor; and

(xiii)    any extension, renewal, replacement or refinancing of any Indebtedness secured by a Lien permitted by any of the foregoing clauses (i) through (xii) (provided that, in the case of clause (xii), any extension, renewal, replacement or refinancing of any Indebtedness referred to in clause (xii) is assumed by MGP or one of its Subsidiaries as set forth therein).

(b)    Notwithstanding the foregoing,

(i) if any of the Existing Senior Notes are hereafter secured by any Liens on any of the assets of the Company or any Subsidiary Guarantor (the “Initial Liens”), then the Company and the Subsidiary Guarantor shall, substantially concurrently with the granting of such Liens, subject to such Liens having been approved by all applicable Gaming Authorities to the extent the Gaming Laws of the applicable jurisdiction require such approval, grant perfected Liens in the same collateral to secure the Notes (or Guarantees, as the case may be), equally, ratably and on a pari passu basis (the “Pari Passu Liens”). The Pari Passu Liens granted pursuant to this provision shall be (A) granted concurrently with the granting of any such Liens, and (B) granted pursuant to instruments, documents and agreements which are no less favorable to the Trustee and the Holders of the Notes than those granted to secure the Existing Senior Notes. In connection with the granting of any such Liens, the Company and each Subsidiary Guarantor shall provide to the Trustee (y) policies of title insurance on customary terms and conditions, to the extent that policies of title insurance on the corresponding property are provided to the Holders of the Existing Senior Notes or their respective trustee (and in an insured amount that bears the same proportion to the principal amount of the Notes as the insured amount in the policies provided to the holders of the Existing Senior Notes bears to the aggregate outstanding amount of the Existing Senior Notes), and (z) legal opinions and other assurances as the Trustee may reasonably request; and

(ii)    if the Company and the Subsidiary Guarantors become entitled to the release of any Initial Liens securing the Existing Senior Notes and Subsidiary Guarantees related thereto, and provided that no Default or Event of Default has then occurred and remains continuing, the Company and the Subsidiary Guarantors may in their sole discretion request that the collateral agent release any such Lien securing the Notes, the Existing Senior Notes and such other notes and guarantees, and in such circumstances the collateral agent (or the Trustee) shall so release such Initial Liens.

(c)    Notwithstanding the foregoing, the Company or any Subsidiary Guarantor may create, assume or suffer to exist Liens not otherwise permitted as described above, provided that at the time of such incurrence, assumption or sufferance, after giving effect to such Lien, the sum of outstanding Indebtedness secured by such Liens (not including Liens permitted under Section 5.1(a) above) plus all Attributable Debt in respect of Sale and Lease-Back Transactions entered into (not including Sale and Lease-Back Transactions permitted under Section 5.2(a) below), measured, in each case, at the time the Lien is incurred, does not exceed 15% of Consolidated Net Tangible Assets and Liens securing Indebtedness in excess of such amount to the extent such Lien is incurred in connection with an extension, renewal, replacement or refinancing of Indebtedness (not to exceed the principal amount of such extended, renewed, replaced or refinanced Indebtedness plus fees, expenses and premium payable thereon) secured by a Lien incurred pursuant to the provisions of this Section 5.1(c) or any previous extension, renewal, replacement or refinancing of any such Indebtedness (which extended, renewed, replaced or refinanced Indebtedness shall, for the avoidance of doubt, thereafter be included in the calculation of such amount), provided that the foregoing shall not apply to any Liens that may at any time secure any of the Existing Senior Notes.

SECTION 5.2.    Limitation on Sale and Lease-Back Transactions.

(a)    Other than as provided in Section 5.2(b) below, neither the Company nor any Subsidiary Guarantor will enter into any Sale and Lease-Back Transaction, unless either:

(i)    the Company or such Subsidiary Guarantor would be entitled, pursuant to the provisions described in clauses (i) through (xiii) of Section 5.1(a) above, to create, assume or suffer to exist a Lien on the property to be leased without equally and ratably securing the Notes;

(ii)    such Sale and Lease-Back Transaction is executed at the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the applicable Principal Property;

(iii)    an amount equal to the greater of the net cash proceeds of such sale or the fair market value of such property (in the good faith opinion of an officer of the Company) is applied within 180 days to the retirement, discharge, repurchase, repayment or prepayment of its Funded Debt; or

(iv)    an amount equal to the greater of the net cash proceeds of such sale or the fair market value of such property (in the good faith opinion of an officer of the Company) is applied within 180 days to the purchase, construction, development, expansion or improvement of other property.

(b)    Notwithstanding the restrictions set forth in Section 5.1 and Section 5.2 (a), the Company or any Subsidiary Guarantor may enter into Sale and Lease-Back Transactions not otherwise permitted as described above, provided that at the time of entering into such Sale and Lease-Back Transaction, after giving effect to such Sale and Lease-Back Transaction, the sum of outstanding Indebtedness secured by Liens (not including Liens permitted under Sections 5.1(a) and 5.1(b) above) plus all Attributable Debt in respect of Sale and Lease-Back Transactions entered into (not including Sale and Lease-Back Transactions permitted under Section 5.2(a) above), measured, in each case, at the time any such Sale and Lease-Back Transaction is entered into, does not exceed 15% of Consolidated Net

Tangible Assets and Liens securing Indebtedness in excess of such amount to the extent such Lien is incurred in connection with an extension, renewal, replacement or refinancing of Indebtedness (not to exceed the principal amount of such extended, renewed, replaced or refinanced Indebtedness plus fees, expenses and premium payable thereon) secured by a Lien incurred pursuant to the provisions of this Section 5.2(b) or any previous extension, renewal or replacement or refinancing of any such Indebtedness (which extended, renewed, replaced or refinanced Indebtedness shall, for the avoidance of doubt, thereafter be included in the calculation of such amount), provided that the foregoing shall not apply to any Liens that may at any time secure any of the Existing Senior Notes.

SECTION 5.3.    Guarantee.

(a) The Company shall (i) cause each domestic Subsidiary of the Company that is a guarantor of Reference Indebtedness (other than the MGM Yonkers Subsidiaries (and any other Subsidiary Guarantor subject to the oversight of the New York State Gaming Commission), unless and until New York Gaming Approval is obtained, and, with respect to MDDC and MDDHC, unless and until New Jersey Gaming Approval is obtained) to become on the Issue Date or, if such Subsidiary was not a guarantor of Reference Indebtedness as of the Issue Date but thereafter becomes a guarantor of Reference Indebtedness (whether or not such Subsidiary is acquired or created after the Issue Date) and is wholly-owned, directly or indirectly, by the Company (a “Wholly-Owned Subsidiary”), at the time such Wholly-Owned Subsidiary guarantees any Reference Indebtedness, a guarantor of the obligations of the Company under this Indenture and the Notes by executing this Indenture (directly, by supplemental indenture or by a joinder agreement, a form of which is attached hereto as Exhibit II) as a Subsidiary Guarantor or by executing a Guarantee pursuant to Section 1102 of the Base Indenture, as supplemented by this Seventh Supplemental Indenture; provided that any newly created or acquired Subsidiary that requires approval from a Gaming Authority in order to execute and deliver a Guarantee shall not be required to execute and deliver such Guarantee unless and until it receives the required approval from the applicable Gaming Authority, and shall execute and deliver the Guarantee in accordance with the provisions of this Section 5.3(a) upon receipt of approval from the applicable Gaming Authority; and provided further that the provision of a Guarantee by a Wholly-Owned Subsidiary after the Issue Date shall be subject to compliance with any applicable Gaming Laws and the Company agrees that (subject to Section 5.3(b)) it shall not have any such Wholly-Owned Subsidiary become a guarantor of Reference Indebtedness unless it is permitted to give such Guarantee under applicable Gaming Laws); and (ii) deliver to the Trustee an Opinion of Counsel that such Guarantee is the valid, binding and enforceable obligation of such Subsidiary Guarantor, subject to customary exceptions for bankruptcy, fraudulent transfer and equitable principles.

Notwithstanding the foregoing, for the avoidance of doubt with respect to any Subsidiary existing on the Issue Date that has executed this Seventh Supplemental Indenture as of the Issue Date but is required to obtain regulatory approval from a Gaming Authority in order to guarantee the Company’s obligations under this Seventh Supplemental Indenture and the Notes (including New York Gaming Approval, with respect to the MGM Yonkers Subsidiaries, and New Jersey Gaming Approval, with respect to MDDC and MDDHC), such Subsidiary shall not have any liability for, or be subject to any obligation to guarantee, the Company’s obligations under this Seventh Supplemental Indenture or the Notes unless and until such Subsidiary receives regulatory approval from the applicable Gaming Authority. Upon the receipt of such regulatory approval from the applicable Gaming Authority, such Subsidiary shall immediately and automatically, without any further action by such Subsidiary or by the Company, be and become a Subsidiary Guarantor for all purposes under this Seventh Supplemental Indenture and the Notes, subject to, without limitation, all liabilities and obligations of Subsidiary Guarantors described under Section 1101 of the Indenture with respect to the Notes.

(b)    The actions set forth in Section 5.3(a) hereof shall be taken within 10 days of the time on which any Person is required to become a Subsidiary Guarantor pursuant to such Section 5.3(a), provided that if such Person is not permitted to give a Guarantee under applicable Gaming Laws, then, such 10-day period shall be extended as long as necessary for the Company to, and the Company shall continue to use reasonable best efforts to, obtain the requisite approvals for such Guarantee from the applicable Gaming Authority. If any Subsidiary Guarantor no longer guarantees any Reference Indebtedness at any time, then such Subsidiary Guarantor shall be released from its obligations under its Guarantee, and the Trustee shall execute any documents reasonably required in order to evidence the release of such Subsidiary Guarantor from its obligations under its Guarantee upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such conditions to release such Guarantee have been satisfied.

(c)    The Company will not permit any newly acquired or created Wholly-Owned Subsidiary to guarantee any Reference Indebtedness without making effective provision for such Wholly-Owned Subsidiary to become a Subsidiary Guarantor under this Indenture (unless such guarantee is not permitted under applicable Gaming Laws and the Company is complying with Section 5.3(b) hereof).

SECTION 5.4.    Reports.

(a) Whether or not required by the Commission, so long as any Notes are outstanding, the Company shall furnish to the Trustee within 15 calendar days after the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s independent registered public accounting firm; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports (it being understood that the availability of such information or report on the Commission’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Company’s obligation to furnish the information or report referenced in clauses (a)(1) and (a)(2) of this Section 5.4 to the Trustee) .

(b) In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on the Officer’s Certificate described in Section 1004 of the Base Indenture). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provisions of this Seventh Supplemental Indenture or to ascertain the correctness or accuracy of the information or the statements contained therein. The Trustee is entitled to assume such compliance and correctness unless an Officer of the Trustee is informed in writing otherwise.

ARTICLE SIX

GUARANTEE OF NOTES

SECTION 6.1.    Guarantees.

(a)    Section 1111 of the Base Indenture shall be amended as follows solely for the benefit of the Holders of the Notes; provided that this Article Six shall not become part of the terms of any other series of Securities:

(i)    the second paragraph shall be superseded in its entirety by the following language:

“Notwithstanding the foregoing, in the event of (a) a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise or (b) a sale or other disposition of all or substantially all of the capital stock of any Subsidiary Guarantor, then the Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all or substantially all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of the Subsidiary Guarantor) will be released and relieved of any obligations under its Guarantee, except in the event of a sale or other disposition to the Company or any other Subsidiary Guarantor.”; and

(ii)    the following language shall be added to the end of the third paragraph:

“Notwithstanding the foregoing, any Subsidiary Guarantor will automatically be released from all obligations under its Guarantee, and such Guarantee shall thereupon terminate and be discharged and of no further force and effect, upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation or dissolution of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor.”

(b)    Section 1102 of the Base Indenture shall be superseded in its entirety by the following language with respect to, and solely for the benefit of the Holders of the Notes; provided that this Section 1102 shall not become part of the terms of any other series of Securities:

“Section 1102.     Execution and Delivery of Guarantee

To evidence its Guarantee set forth in Section 1101, each of the Subsidiary Guarantors agrees that this Indenture is executed on behalf of such Subsidiary Guarantor by a duly authorized officer.

Each of the Subsidiary Guarantors agrees that its Guarantee set forth in Section 1101 shall remain in full force and effect and apply to all the Securities notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose facsimile signature is on a Note no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.”

ARTICLE SEVEN

REMEDIES

SECTION 7.1.    Events of Default.

Section 501 of the Base Indenture shall be superseded in its entirety by the following language with respect to, and solely for the benefit of the Holders of the Notes; provided that this Article Seven shall not become part of the terms of any other series of Securities:

Section 501.    Events of Default.

“Event of Default” wherever used herein with respect to the Notes means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)    default in the payment of any interest upon the Notes when it becomes due and payable, and continuance of such default for a period of 30 calendar days; or

(b)    default in the payment of principal of (or premium, if any, on) the Notes at their Maturity (upon acceleration, optional or mandatory redemption or otherwise); or

(c) default in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section 501 specifically dealt with), and continuance of such default or breach for a period of 60 calendar days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(d)    the acceleration of the maturity of any Indebtedness of the Company or any Subsidiary Guarantor (other than Non-recourse Indebtedness), at any time, in an amount in excess of the greater of (i) $250,000,000 and (ii) 5% of Consolidated Net Tangible Assets, if such acceleration is not annulled within 30 calendar days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes; or

(e)    entry of final judgments against the Company or any Subsidiary Guarantor which remain undischarged for a period of 60 days, provided that the aggregate of all such judgments exceeds $250,000,000 and judgments exceeding $250,000,000 remain undischarged for 60 calendar days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes; or

(f)    the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary by a court having jurisdiction in the premises in an involuntary case under the federal Bankruptcy Laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or a decree or order adjudging the Company or any Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive calendar days; or

(g)    the commencement by the Company or any Significant Subsidiary of a voluntary case under the federal Bankruptcy Laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of its creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action.

Notwithstanding clause (c) of the definition of “Event of Default” or any other provision of the Indenture, except as provided in the final sentence of this paragraph, the sole remedy for any failure to comply by the Company with Section 5.4 shall be the payment of liquidated damages as described in the following sentence, such failure to comply shall not constitute an Event of Default, and holders of the Notes shall not have any right under the Indenture or the Notes to accelerate the maturity of the Notes as a result of any such failure to comply. If a failure to comply by the Company with Section 5.4 continues for 60 days after the Company receives notice of such failure to comply in accordance with clause (c) of the definition of “Event of Default” (such notice, the “Reports Default Notice”), and is continuing on the 60th day following the Company’s receipt of the Reports Default Notice, the Company will pay liquidated damages to all holders of Notes at a rate per annum equal to 0.25% of the principal amount of the Notes from the 60th day following the Company’s receipt of the Reports Default Notice to but not including the earlier of (x) the 121st day following the Company’s receipt of the Reports Default Notice and (y) the date on which the failure to comply by the Company with Section 5.4 shall have been cured or waived. On the earlier of the date specified in the immediately preceding clauses (x) and (y), such liquidated damages will cease to accrue. If the failure to comply by the Company with Section 5.4 shall not have been cured or waived on or before the 121st day following the Company’s receipt of the Reports Default Notice, then the failure to comply by the Company with Section 5.4 shall on such 121st day constitute an Event of Default. A failure to comply with Section 5.4 automatically shall cease to be continuing and shall be deemed cured at such time as the Company furnishes to the Trustee the applicable information or report (it being understood that the availability of such information or report on the Commission’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Company’s obligation to furnish such information or report to the Trustee).

SECTION 7.2.    Notice of Defaults.

(a) Section 602 of the Base Indenture shall be superseded in its entirety by the following language with respect to, and solely for the benefit of the Holders of, (i) the Notes, (ii) the Company’s 4.625% senior notes due 2026 and (iii) the Company’s 5.750% senior notes due 2025; provided that this Article Seven shall not become part of the terms of any other series of Securities:

“Section 602.    Notice of Defaults.

If a Default or an Event of Default occurs with respect to Securities of any series and is continuing and if it is actually known to the Trustee, the Trustee shall mail to (i) each Holder of Securities of such series and (ii) the Landlord notice of the Default within 90 days after it is known to a Responsible Officer or written notice of it is received by a Responsible Officer of the Trustee. Except in the case of a Default in payment of principal of or interest on any Security, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is not opposed to the interests of Holders of Securities of such series.”

(b) Section 105 of the Base Indenture shall be amended by adding the following paragraph (3) immediately following the existing paragraph (2), with respect to, and solely for the benefit of the Holders of, (i) the Notes, (ii) the Company’s 4.625% senior notes due 2026 and (iii) the Company’s 5.750% senior notes due 2025; provided that this Article Seven shall not become part of the terms of any other series of Securities:

“(3)    the Landlord by the Trustee shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Landlord addressed to the address of the Landlord at MGP Lessor, LLC, 3950 Las Vegas Boulevard South Las Vegas, NV 89119, Attention: Corporate Legal.”

ARTICLE EIGHT

SATISFACTION AND DISCHARGE

SECTION 8.1.    Satisfaction and Discharge.

Article IV of the Base Indenture shall be superseded in its entirety by the following language with respect to, and solely for the benefit of the Holders of the Notes; provided that this Article Eight shall not become part of the terms of any other series of Securities:

Section 401.    Satisfaction and Discharge of Indenture.

This Indenture shall, upon Company Request, cease to be of further effect with respect to the Notes (except as to any surviving rights of registration of transfer or exchange of the Notes herein expressly provided for and rights to receive payments of principal (and premium, if any) and interest on the Notes) and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when:

(a)    either

(i)    all Notes theretofore authenticated and delivered (other than (x) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 306, and (y) Notes the payment for which money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 1003) have been delivered to the Trustee for cancellation; or

(ii)    all Notes not theretofore delivered to the Trustee for cancellation,

(1) have become due and payable, or

(2) will become due and payable at their Stated Maturity within one year, or

(3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice by the Trustee in the name, and at the expense, of the Company;

(b)    the Company, in the case of subclause (2) or (3) of clause (a)(ii) of this Section 401, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on such Notes for principal (and premium, if any) and interest to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; provided, however, in the event a petition for relief under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, is filed with respect to the Company within 91 days after the deposit and the Trustee is required to return the deposited money to the Company, the obligations of the Company under this Indenture with respect to such Notes shall not be deemed terminated or discharged;

(c)    the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

(d)    the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 607, the obligations of the Company to any authenticating agent hereunder, the obligations of the Company under Section 1001, and, if money shall have been deposited with the Trustee pursuant to clause (b) of this Section, the obligations of the Trustee under Section 606 (until payments are made by the Trustee thereunder) and the last paragraph of Section 1003 shall survive.

Section 402.    Application of Trust Money.

Subject to the provisions of the last paragraph of Section 1003, all money deposited with the Trustee pursuant to Section 401 shall be held in trust and applied by it, in accordance with the provisions of the Notes, and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Company may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee.

Section 403.    Applicability of this Article.

Except as otherwise provided in Section 404, the Company may terminate its obligations under the Notes and this Indenture as set forth in Section 404.

Section 404.                 Defeasance upon Deposit of Moneys or U.S. Government Obligations.

At the Company’s option, either (x) the Company shall be deemed to have been Discharged (as defined below) from its obligations with respect to Notes and the Subsidiary Guarantors shall be deemed to have been discharged from their obligations under their Guarantees in respect of the Notes (“legal defeasance option”) or (y) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in Article VIII and Section 1004, and Sections 5.1, 5.2 and 5.3 of the Seventh Supplemental Indenture with respect to Notes and the Subsidiary Guarantors shall cease to be under any obligation to comply with any term, provision or condition set forth in Section 1111 (or comparable provisions of its Guarantee if not set forth in Article XI) with respect to their Guarantees in respect of the Notes (“covenant defeasance option”) at any time after the applicable conditions set forth below have been satisfied:

(a)    The Company shall have deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes (i) money in an amount, or (ii) U.S. Government Obligations (as defined below) which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination of items (i) and (ii), sufficient, in the opinion (with respect to items (i) and (ii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge each installment of principal (including any mandatory sinking fund payments) of and premium, if any, and interest on, the outstanding Notes on the dates such installments of interest or principal and premium are due;

(b)    Such deposit shall not cause the Trustee to have a conflicting interest as defined in Section 608 and for purposes of the TIA;

(c)    Such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound;

(d) If the Notes are then listed on any national securities exchange, the Company shall have delivered to the Trustee an Opinion of Counsel or a letter or other document from such exchange to the effect that the Company’s exercise of its option under this Section 404 would not cause such Notes to be delisted;

(e)    No Event of Default or Default shall have occurred and be continuing on the date of such deposit and, with respect to the legal defeasance option only, no Event of Default under Section 501(f) or Section 501(g) or event which with the giving of notice or lapse of time, or both, would become an Event of Default under Section 501(f) or Section 501(g) shall have occurred and be continuing on the 91st day after such date;

(f)    The Company shall have delivered to the Trustee an Opinion of Counsel or a ruling from the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance or Discharge. Notwithstanding the foregoing, if the Company exercises its covenant defeasance option and an Event of Default under Section 501(f) or Section 501(g) or event which, with the giving of notice or lapse of time, or both, would become an Event of Default under Section 501(f) or Section 501(g) shall have occurred and be continuing on the 91st day after the date of such deposit, the obligations of the Company and the Subsidiary Guarantors referred to under the definition of covenant defeasance option with respect to such Notes shall be reinstated; and

(g) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

“Discharged” means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by, and obligations under, the Notes and the Guarantees in respect of the Notes and to have satisfied all the obligations under this Indenture in respect of the Notes (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except (i) the rights of Holders of Notes to receive, from the trust fund described in clause (a) above, payment of the principal of (and premium, if any) and interest on such Notes when such payments are due, (ii) the Company’s obligations with respect to the Notes under Sections 304, 305, 306, 405 and 1002 and (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case under clause (i) or (ii), are not callable or redeemable at the option of the issuer thereof prior to the final Maturity Date of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the Holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Section 405.    Deposited Moneys and U.S. Government Obligations to be Held in Trust.

All moneys and U.S. Government Obligations deposited with the Trustee pursuant to Section 404 in respect of Notes shall be held in trust and applied by it, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Holders of such Notes, of all sums due and to become due thereon for principal (and premium, if any) and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 404 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Section 406.    Repayment to Company.

The Trustee and any Paying Agent shall promptly pay or return to the Company upon Company Request any moneys or U.S. Government Obligations held by them at any time that are not required for the payment of the principal of (and premium, if any) and interest on the Notes for which money or U.S. Government Obligations have been deposited pursuant to Section 404.

The provisions of the last paragraph of Section 1003 shall apply to any money held by the Trustee or any Paying Agent under this Article that remains unclaimed for two years after the Maturity of any Notes for which money or U.S. Government Obligations have been deposited pursuant to Section 404.

ARTICLE NINE

SUPPLEMENTAL INDENTURES

SECTION 9.1.    Supplemental Indentures Without Consent of Holders.

Section 901 of the Base Indenture shall be amended by adding the following language to the end of clause (5) with respect to, and solely for the benefit of the Holders of the Notes; provided that this Article Nine shall not become part of the terms of any other series of Securities:

“or to release any Subsidiary Guarantors from Guarantees as provided by the terms of this Indenture”

Section 901 of the Base Indenture shall be further amended removing “and” from the end of clause (16), replacing the “.” with a “;” at the end of clause (17) and by adding the following language with respect to, and solely for the benefit of the Holders of the Notes; provided that this Article Nine shall not become part of the terms of any other series of Securities:

“(18) to conform the text of this Indenture or the Notes to any provision of the “Description of Notes” section of the prospectus supplement, dated March 27, 2019, to the extent that such provision in such “Description of Notes” section was intended to be a verbatim, or substantially verbatim, recitation of a provision of this Indenture or the Notes.”

SECTION 9.2.    Supplemental Indentures With Consent of Holders.

Section 902 of the Base Indenture shall be amended by adding the following language to the end of clause (1) with respect to, and solely for the benefit of the Holders of the Notes; provided that this Article Nine shall not become part of the terms of any other series of Securities:

“, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon redemption thereof, or change the currency in which the principal of (and premium, if any) or interest on such Security is denominated or payable, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (including, in the case of redemption, on or after the Redemption Date), or alter any redemption provisions in a manner adverse to the Holders of Notes or release any Subsidiary Guarantor under any Guarantee (except in accordance with the terms of the Indenture or the Guarantee) or collateral, if any, securing the Notes (except in accordance with the terms of the Indenture or the documents governing such collateral, if any)”

ARTICLE TEN

MISCELLANEOUS

SECTION 10.1.    Effect of Seventh Supplemental Indenture.

(1)     This Seventh Supplemental Indenture is a supplemental indenture within the meaning of Section 901 of the Base Indenture, and the Base Indenture shall be read together with this Seventh Supplemental Indenture and shall have the same effect over the Notes, in the same manner as if the provisions of the Base Indenture and this Seventh Supplemental Indenture were contained in the same instrument.

(2)     In all other respects, the Base Indenture is confirmed by the parties hereto as supplemented by the terms of this Seventh Supplemental Indenture.

SECTION 10.2.    Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 10.3.    Successors and Assigns.

All covenants and agreements in this Seventh Supplemental Indenture by the Company, the Guarantors, the Trustee and the Holders shall bind their successors and assigns, whether so expressed or not.

SECTION 10.4.    Severability Clause.

In case any provision in this Seventh Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.5.    Benefits of Seventh Supplemental Indenture.

Nothing in this Seventh Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Seventh Supplemental Indenture.

SECTION 10.6.    Conflict.

In the event that there is a conflict or inconsistency between the Base Indenture and this Seventh Supplemental Indenture, the provisions of this Seventh Supplemental Indenture shall control; provided, however, if any provision hereof limits, qualifies or conflicts with another provision herein or in the Base Indenture, in either case, which is required or deemed to be included in this Seventh Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required or deemed provision shall control.

SECTION 10.7.    Governing Law.

THIS SEVENTH SUPPLEMENTAL INDENTURE AND THE NOTES GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEVADA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SEVENTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE GUARANTEES.

SECTION 10.8.    Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Seventh Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed on the date and year first written above.

MGM RESORTS INTERNATIONAL

By:	/s/ Corey Sanders
Name: Corey Sanders
Title: Chief Financial Officer and Treasurer

[Signature Page to Seventh Supplemental Indenture]

1.	550 LEASING COMPANY II, LLC, a Nevada limited liability company
2.	AC HOLDING CORP., a Nevada corporation
3.	AC HOLDING CORP. II, a Nevada corporation
4.	ARENA LAND HOLDINGS, LLC, a Nevada limited liability company
5.	ARIA RESORT & CASINO, LLC, a Nevada limited liability company
6.	BEAU RIVAGE RESORTS, LLC., a Mississippi limited liability company
7.	BELLAGIO, LLC, a Nevada limited liability company
8.	BRIAN BORU OF WESTCHESTER, INC., a New York corporation
9.	CIRCUS CIRCUS CASINOS, INC., a Nevada corporation
10.	CIRCUS CIRCUS HOLDINGS, INC., a Nevada corporation
11.	CITYCENTER FACILITIES MANAGEMENT, LLC, a Nevada limited liability company
12.	CITYCENTER REALTY CORPORATION, a Nevada corporation
13.	CITYCENTER RETAIL HOLDINGS MANAGEMENT, LLC, a Nevada limited liability company
14.	DESTRON, INC., a Nevada corporation
15.	GRAND GARDEN ARENA MANAGEMENT, LLC, a Nevada limited liability company
16.	GRAND LAUNDRY, INC., a Nevada corporation
17.	LAS VEGAS ARENA MANAGEMENT, LLC, a Nevada limited liability company
18.	LV CONCRETE CORP., a Nevada corporation
19.	MAC, CORP., a New Jersey corporation
20.	MANDALAY BAY, LLC, a Nevada limited liability company

By:    Mandalay Resort Group

Its:     Sole Member

21.	MANDALAY EMPLOYMENT, LLC, a Nevada limited liability company

By:    Mandalay Resort Group

Its:     Sole Member

22.	MANDALAY PLACE, LLC, a Nevada limited liability company
23.	MANDALAY RESORT GROUP, a Nevada corporation
24.	MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company
25.	MARINA DISTRICT DEVELOPMENT HOLDING CO., LLC, a New Jersey limited liability company

By:    MAC, Corp.

Its:     Managing Member

26.	METROPOLITAN MARKETING, LLC, a Nevada limited liability company
27.	MGM CC, LLC, a Nevada limited liability company
28.	MGM DEV, LLC, a Delaware limited liability company
29.	MGM Elgin Sub, Inc., a Nevada corporation
30.	MGM GRAND CONDOMINIUMS, LLC, a Nevada limited liability company
31.	MGM GRAND CONDOMINIUMS II, LLC, a Nevada limited liability company
32.	MGM GRAND CONDOMINIUMS III, LLC, a Nevada limited liability company
33.	MGM GRAND DETROIT, INC., a Delaware corporation
34.	MGM GRAND HOTEL, LLC, a Nevada limited liability company
35.	MGM HOSPITALITY, LLC, a Nevada limited liability company

36.	MGM INTERNATIONAL, LLC, a Nevada limited liability company
37.	MGM LESSEE, LLC, a Delaware limited liability company
38.	MGM MA SUB, LLC, a Massachusetts limited liability company
39.	MGM PUBLIC POLICY, LLC, a Nevada limited liability company
40.	MGM RESORTS ADVERTISING, INC., a Nevada corporation
41.	MGM RESORTS ARENA HOLDINGS, LLC, a Nevada limited liability company
42.	MGM RESORTS AVIATION CORP., a Nevada corporation
43.	MGM RESORTS CORPORATE SERVICES, a Nevada corporation
44.	MGM RESORTS DESIGN & DEVELOPMENT, a Nevada corporation
45.	MGM RESORTS DEVELOPMENT, LLC, a Nevada limited liability company
46.	MGM RESORTS FESTIVAL GROUNDS, LLC, a Nevada limited liability company
47.	MGM RESORTS FESTIVAL GROUNDS II, LLC, a Nevada limited liability company
48.	MGM RESORTS GLOBAL DEVELOPMENT, LLC, a Nevada limited liability company
49.	MGM RESORTS INTERACTIVE, LLC, a Nevada limited liability company
50.	MGM RESORTS INTERNATIONAL MARKETING, INC., a Nevada corporation
51.	MGM RESORTS INTERNATIONAL OPERATIONS, INC., a Nevada corporation
52.	MGM RESORTS LAND HOLDINGS, LLC, a Nevada limited liability company
53.	MGM RESORTS MANUFACTURING CORP., a Nevada corporation
54.	MGM RESORTS MISSISSIPPI, LLC, a Mississippi limited liability company
55.	MGM RESORTS REGIONAL OPERATIONS, LLC, a Nevada limited liability company
56.	MGM RESORTS RETAIL, a Nevada corporation
57.	MGM RESORTS SATELLITE, LLC, a Nevada limited liability company
58.	MGM RESORTS SUB 1, LLC, a Nevada limited liability company
59.	MGM RESORTS SUB B, LLC, a Nevada limited liability company
60.	MGM RESORTS VENUE MANAGEMENT, LLC, a Nevada limited liability company
61.	MGM YONKERS, INC., a New York corporation
62.	MH, INC., a Nevada corporation
63.	MIRAGE LAUNDRY SERVICES CORP., a Nevada corporation
64.	MIRAGE RESORTS, LLC, a Nevada limited liability company

By:    MGM Resorts International

Its:     Sole Member

65.	MMNY LAND COMPANY, INC., a New York corporation
66.	NEW CASTLE, LLC, a Nevada limited liability company

By:    Mandalay Resort Group

Its:     Sole Member

67.	NEW YORK-NEW YORK HOTEL & CASINO, LLC, a Nevada limited liability company
68.	NEW YORK-NEW YORK TOWER, LLC, a Nevada limited liability company
69.	PARK DISTRICT HOLDINGS, LLC, a Nevada limited liability company
70.	PARK THEATER, LLC, a Nevada limited liability company
71.	PRMA, LLC, a Nevada limited liability company
72.	PRMA LAND DEVELOPMENT COMPANY, a Nevada corporation
73.	PROJECT CC, LLC, a Nevada limited liability company
74.	RAMPARTS, LLC, a Nevada limited liability company

By:    Mandalay Resort Group

Its:     Sole Member

75.	SIGNATURE TOWER I, LLC, a Nevada limited liability company
76.	SIGNATURE TOWER 2, LLC, a Nevada limited liability company
77.	SIGNATURE TOWER 3, LLC, a Nevada limited liability company
78.	THE MIRAGE CASINO-HOTEL, LLC, a Nevada limited liability company
79.	THE SIGNATURE CONDOMINIUMS, LLC, a Nevada limited liability company
80.	TOWER B, LLC, a Nevada limited liability company
81.	TOWER C, LLC, a Nevada limited liability company
82.	VDARA CONDO HOTEL, LLC, a Nevada limited liability company
83.	VENDIDO, LLC, a Nevada limited liability company
84.	VICTORIA PARTNERS, a Nevada partnership

By:    MGM Resorts International

Its:     Managing Partner

85.	VIDIAD, a Nevada corporation
86.	VINTAGE LAND HOLDINGS, LLC, a Nevada limited liability company

[The remainder of this page is intentionally left blank.

Signature on the following page.]

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Assistant Secretary or Attorney-in-Fact,
as applicable, of each of the foregoing

[Signature Page to Seventh Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

[Signature Page to Seventh Supplemental Indenture]

EXHIBIT I

FORM OF GLOBAL NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

MGM RESORTS INTERNATIONAL

5.500% Senior Note Due April 15, 2027

No. __	$[_________]

MGM RESORTS INTERNATIONAL, a Delaware corporation (the “Company”), promises to pay to Cede & Co. or its registered assigns, the principal sum of [_____] in U.S. Dollars on April 15, 2027.

Interest Payment Dates:                        April 15 and October 15

Record Dates:                                         April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

MGM RESORTS INTERNATIONAL

By:
Name:	Corey Sanders
Title:	Chief Financial Officer and Treasurer

[Authentication Page to Follow]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated therein referred to in the within-mentioned Indenture.

Dated:	U.S. BANK NATIONAL ASSOCIATION, As Trustee

By:
Authorized Signatory

FORM OF REVERSE SIDE OF NOTE

5.500% Senior Note Due April 15, 2027

1.	INTEREST

MGM RESORTS INTERNATIONAL, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company shall pay interest semi-annually in arrears on April 15 and October 15 of each year commencing on October 15, 2019. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 10, 2019,1 with respect to this Note. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.	METHOD OF PAYMENT

The Company shall pay interest (except defaulted interest) on the Notes to the Persons who are registered Holders of Notes at the close of business on the April 1 and October 1 immediately preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, all payments in respect of this Note (including principal, premium, if any, and interest) must be made by wire transfer of immediately available funds to the accounts specified by the Holder hereof.

3.	PAYING AGENT AND REGISTRAR

Initially, U.S. BANK NATIONAL ASSOCIATION (the “Trustee”) shall act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to the Holders. The Company or any domestically organized Subsidiary may act as Paying Agent or Registrar.

4.	INDENTURE

The Company issued the Notes under an indenture dated as of March 22, 2012 (the “Base Indenture”), as amended by the Seventh Supplemental Indenture dated as of April 10, 2019 (the “Seventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.

The Notes are unsecured senior obligations of the Company. Subject to the conditions set forth in the Indenture, the Company may issue Additional Notes in an unlimited principal amount. This Note is one of the Notes referred to in the Indenture. The Notes include the Initial Notes and the Additional Notes. The Initial Notes and the Additional Notes are treated as a single class of Notes under the Indenture. The Subsidiary Guarantors have, jointly and severally, unconditionally guaranteed the guaranteed obligations on a senior unsecured basis pursuant to the terms of the Indenture.

[1]	With respect to Initial Notes issued on the Issue Date.

5.	OPTIONAL REDEMPTION; MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

The Notes are redeemable at the option of the Company, in whole or in part, at any time prior to January 15, 2027 (the date that is three months prior to the maturity date of the Notes), at a redemption price (the “Redemption Price”) equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; or

•

as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, plus, in either of the above cases, accrued and unpaid interest to the Redemption Date on the Notes to be redeemed. The Notes are redeemable by the Company, in whole or in part, at any time on or after January 15, 2027 (the date that is three months prior to the maturity date of the Notes) at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the date of redemption on the Notes to be redeemed.

“Adjusted Treasury Rate” means, with respect to any Redemption Date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Adjusted Treasury Rate shall be calculated by an Independent Investment Banker on the third Business Day preceding the preceding the Redemption Date or, in the case of a satisfaction and discharge or a defeasance, on the third Business Day prior to the date on which the Company deposits the amount required under this Seventh Supplemental Indenture most nearly equal to the period from the Redemption Date to the Maturity Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities (“Remaining Life”).

“Comparable Treasury Price” means (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means any primary U.S. Government securities dealer in New York City selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

The rights of each Holder or beneficial owner of Notes are subject to the Gaming Laws and requirements of the Gaming Authorities. Notwithstanding any other provision of the Indenture, if any Gaming Authority requires that a Holder or beneficial owner of Notes of a Holder must be licensed, qualified or found suitable under any Gaming Law, such Holder or such beneficial owner shall apply for a license, qualification or a finding of suitability, as the case may be, within the required time period. If such person fails to apply or become licensed or qualified or is not found suitable (in each case, a “failure of compliance”), the Company shall have the right, at its option, (i) to require such Holder or owner to dispose of such Holder’s or beneficial owner’s Notes within 30 days of receipt of notice of the Company’s election or such earlier date as may be requested or prescribed by such Gaming Authority, or (ii) to redeem such Notes, which Redemption Date may be less than 30 days following the notice of redemption if so requested or prescribed by the Gaming Authority, at a redemption price equal to (a) the lesser of (1) the Holder’s cost, plus accrued and unpaid interest, if any, to the earlier of the Redemption Date or the date of the finding of unsuitability or failure to comply and (2) 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the Redemption Date and the date of the finding of unsuitability or failure to comply or (b) such other amount as may be required by applicable Gaming Laws or by order of any Gaming Authority. The Company shall notify the Trustee in writing of any such failure of compliance or redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such Holder or beneficial owner may incur in connection with its application for a license, qualification or finding of suitability. Immediately upon the imposition of a requirement to dispose of the Notes by a Gaming Authority, such Holder or beneficial owner shall, to the extent required by applicable Gaming Laws, have no further right (i) to exercise, directly or indirectly, through any trustee, nominee or any other person or entity, any right conferred by the Notes, or (ii) to receive any remuneration in any form with respect to the Notes from the Company or the Trustee, except the redemption price.

6.	NOTICES OF REDEMPTION

Notices of redemption shall be mailed by first-class mail at least 30 (unless a shorter notice is acceptable to the Trustee) days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address all in accordance with the Indenture. Any notice to Holders of Notes of a redemption will state, among other things, the redemption price (or how the redemption price will be calculated if not a fixed amount or subject to change) and date. A notice of redemption may provide that the optional redemption described in such notice is conditioned upon the occurrence of certain events before the Redemption Date. Such notice of conditional redemption will be of no effect unless all such conditions to the redemption have occurred before the Redemption Date or have been waived the Company. If any of such events fail to occur and are not waived by the Company, the Company shall be under no obligation to redeem the Notes or pay the Holders any redemption proceeds and the Company’s failure to redeem the Notes shall not be considered a default or an Event of Default. If less than all of the Notes are to be redeemed at any time (other than pursuant to paragraph 5 above) the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the outstanding Notes not previously called for redemption, consistent with the procedures of DTC. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

7.	DENOMINATIONS; TRANSFER; EXCHANGE

The Notes are in registered form without coupons in denominations of $2,000 and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 calendar days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

8.	PERSONS DEEMED OWNERS

The registered Holder of this Note may be treated as the owner of it for all purposes.

9.	UNCLAIMED MONEY

If money for the payment of principal or interest remains unclaimed for two years, the Paying Agent shall pay the money back to the Company at its request, or if then held by the Company or a domestic Subsidiary, shall be discharged from such trust (unless an abandoned property law designates another Person for payment thereof). After any such payment, Holders entitled to the money must look only to the Company for payment thereof, and all liability of the Paying Agent with respect to such money, and all liability of the Company or such permitted Subsidiary as trustee thereof, shall thereupon cease.

10.	DISCHARGE AND DEFEASANCE

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Indenture with respect to the Notes if, among other things, the Company deposits with the Trustee funds for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

11.	AMENDMENT, WAIVER

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time outstanding. The Indenture also contains provisions, with certain exceptions as therein provided, permitting the Holders of a majority in principal amount of the Notes at the time outstanding, on behalf of the Holders of all such Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. The Indenture also permits certain other amendments, modifications or waivers thereof only with the consent of all affected Holders of the Notes, while certain other amendments or modifications may be made without the consent of any Holders of Notes. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note. The right of any Holder of a Note (or such Holder’s duly designated proxy) to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of Notes as of a date set by the Company and identified by the Trustee in a notice furnished to Holders of the Notes in accordance with the terms of the Indenture.

12.	DEFAULTS AND REMEDIES

Events of Default are set forth in the Indenture. If an Event of Default shall have occurred and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of, premium, if any, and accrued interest on all the Notes to be due and payable by notice in writing to the Company and, if given by the Holders, to the Trustee, specifying the respective Events of Default, and the same shall become immediately due and payable.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal, premium, if any, or interest) if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interest of the Holders.

Notwithstanding clause (c) of the definition of “Event of Default” in the Indenture or any other provision of the Indenture, except as provided in the final sentence of this paragraph, the sole remedy for any failure to comply by the Company with Section 5.4 of the Indenture shall be the payment of liquidated damages as described in the following sentence, such failure to comply shall not constitute an Event of Default, and holders of the Notes shall not have any right under the Indenture or the Notes to accelerate the maturity of the Notes as a result of any such failure to comply. If a failure to comply by the Company with Section 5.4 of the Indenture continues for 60 days after the Company receives notice of such failure to comply in accordance with clause (c) of the definition of “Event of Default” in the Indenture (such notice, the “Reports Default Notice”), and is continuing on the 60th day following the Company’s receipt of the Reports Default Notice, the Company will pay liquidated damages to all holders of Notes at a rate per annum equal to 0.25% of the principal amount of the Notes from the 60th day following the Company’s receipt of the Reports Default Notice to but not including the earlier of (x) the 121st day following the Company’s receipt of the Reports Default Notice and (y) the date on which the failure to comply by the Company with Section 5.4 of the Indenture shall have been cured or waived. On the earlier of the date specified in the immediately preceding clauses (x) and (y), such liquidated damages will cease to accrue. If the failure to comply by the Company with Section 5.4 of the Indenture shall not have been cured or waived on or before the 121st day following the Company’s receipt of the Reports Default Notice, then the failure to comply by the Company with Section 5.4 of the Indenture shall on such 121st day constitute an Event of Default. A failure to comply with Section 5.4 of the Indenture automatically shall cease to be continuing and shall be deemed cured at such time as the Company furnishes to the Trustee the applicable information or report (it being understood that the availability of such information or report on the Commission’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Company’s obligation to furnish such information or report to the Trustee).

13.	TRUSTEE DEALINGS WITH THE COMPANY

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14.	NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No past, present or future director, officer, employee, stockholder or incorporator, as such, of the Company or any successor corporation shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15.	GOVERNING LAW

THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

16.	AUTHENTICATION

This Note endorsed hereon shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

17.	ABBREVIATIONS

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18.	CUSIP NUMBERS

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

MGM RESORTS INTERNATIONAL

3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109

Attention of Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint ___________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ________________ Your Signature: _____________________

Signature Guarantee:

(Signature must be guaranteed by a participant in a

recognized signature guarantee medallion program)

Sign exactly as your name appears on the other side of this Note.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

EXHIBIT II

FORM OF INSTRUMENT OF JOINDER

(INDENTURES)

THIS INSTRUMENT OF JOINDER (“Joinder”) is executed as of _______, by the undersigned Subsidiaries of MGM RESORTS INTERNATIONAL (“MGM”) (the undersigned, the “Joining Parties”), with reference to the following guaranties:

1.    Guarantee of 7.00% Debentures Due 2036. The Guarantee dated as of April 25, 2005, made by MGM and certain subsidiaries of MGM in favor of Wells Fargo Bank (Colorado), N.A. (the “7.00% Debentures Guarantee”), for the Holders of Mandalay’s 7.00% Debentures due 2036 issued pursuant to the Supplemental Indenture dated as of November 15, 1996 to the Indenture dated as of November 15, 1996, between Mandalay and Wells Fargo Bank (Colorado), N.A., as Trustee.

2.    Guarantee of 7.75% Senior Notes Due 2022. The Guarantee made by certain subsidiaries of MGM in favor of U.S. Bank National Association (the “7.75% Guarantee”), for the holders of MGM’s 7.75% Senior Notes due 2022 issued pursuant to the base indenture dated as of March 22, 2012 (the “Base Indenture”) between MGM and U.S. Bank National Association, as Trustee, as supplemented by the First Supplemental Indenture, dated as of March 22, 2012 among MGM, the subsidiary guarantors party thereto and U.S. Bank National Association, as Trustee.

3.    Guarantee of 6.75% Senior Notes Due 2020. The Guarantee made by certain subsidiaries of MGM in favor of U.S. Bank National Association (the “2012 6.75% Guarantee”), for the holders of MGM’s 6.75% Senior Notes due 2020 issued pursuant to the Indenture dated as of September 19, 2012 between MGM and U.S. Bank National Association, as Trustee.

4.    Guarantee of 5.250% Senior Notes Due 2020. The Guarantee made by certain subsidiaries of MGM in favor of U.S. Bank National Association (the “5.250% Guarantee”), for the holders of MGM’s 5.250% Senior Notes due 2020 issued pursuant to the Indenture dated as of March 22, 2012 between MGM and U.S. Bank National Association, as Trustee, as supplemented by the Third Supplemental Indenture, dated as of December 19, 2013 among MGM Resorts International, the subsidiary guarantors party thereto and U.S. Bank National Association, as Trustee.

5.    Guarantee of 6.000% Senior Notes Due 2023. The Guarantee made by certain subsidiaries of MGM in favor of U.S. Bank National Association (the “6.000% Guarantee”), for the holders of MGM’s 6.000% Senior Notes due 2023 issued pursuant to the Indenture dated as of March 22, 2012 between MGM and U.S. Bank National Association, as Trustee, as supplemented by the Fourth Supplemental Indenture, dated as of November 25, 2014 among MGM, the subsidiary guarantors party thereto and U.S. Bank National Association, as Trustee.

6.    Guarantee of 6.625% Senior Notes Due 2021. The Guarantee made by certain subsidiaries of MGM in favor of U.S. Bank National Association (the “December 6.625% Guarantee”), for the holders of MGM’s 6.625% Senior Notes due 2021 issued pursuant to the Indenture dated as of March 22, 2012 between MGM and U.S. Bank National Association, as Trustee, as supplemented by the Second Supplemental Indenture, dated as of December 20, 2012 among MGM, the subsidiary guarantors party thereto and U.S. Bank National Association, as Trustee.

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7.    Guarantee of 4.625% Senior Notes Due 2026. The Guarantee made by certain subsidiaries of MGM in favor of U.S. Bank National Association (the “4.625% Guarantee”), for the holders of MGM’s 4.625% Senior Notes due 2026 issued pursuant to the Indenture dated as of March 22, 2012 between MGM and U.S. Bank National Association, as Trustee, as supplemented by the Fifth Supplemental Indenture, dated as of August 19, 2016 among MGM, the subsidiary guarantors party thereto and U.S. Bank National Association, as Trustee.

8.    Guarantee of 5.750% Senior Notes Due 2025. The Guarantee made by certain subsidiaries of MGM in favor of U.S. Bank National Association (the “5.750% Guarantee”), for the holders of MGM’s 5.750% Senior Notes due 2025 issued pursuant to the Indenture dated as of March 22, 2012 between MGM and U.S. Bank National Association, as Trustee, as supplemented by the Sixth Supplemental Indenture, dated as of June 18, 2018 among MGM, the subsidiary guarantors party thereto and U.S. Bank National Association, as Trustee (the “5.750% Indenture”).

9.    Guarantee of 5.500% Senior Notes Due 2027. The Guarantee made by certain subsidiaries of MGM in favor of U.S. Bank National Association (the “5.500% Guarantee”), for the holders of MGM’s 5.500% Senior Notes due 2027 issued pursuant to the Indenture dated as of March 22, 2012 between MGM and U.S. Bank National Association, as Trustee, as supplemented by the Seventh Supplemental Indenture, dated as of April 10, 2019 among MGM, the subsidiary guarantors party thereto and U.S. Bank National Association, as Trustee (the “5.500% Indenture”).

(The 7.00% Debentures Guarantee, the 7.75% Guarantee, the 2012 6.75% Guarantee, the 5.250% Guarantee, the 6.000% Guarantee, the December 6.625% Guarantee, the 4.625% Guarantee, the 5.750% Guarantee and the 5.500% Guarantee are collectively referred to herein as the “Guarantees.”)

RECITALS

Each Joining Party has Incurred Indebtedness or has guaranteed or secured Indebtedness of MGM, and as such is required by the terms thereof to become a party to the Guarantees (capitalized terms used but not defined herein having the meaning ascribed to such terms in the 5.500% Indenture).

NOW THEREFORE, each Joining Party jointly and severally agrees as follows:

AGREEMENT

1.    By this Joinder, each Joining Party becomes a party to each of the Guarantees as an additional joint and several “Guarantor.” Each Joining Party agrees that, upon its execution hereof, it will become a Guarantor under each of the Guarantees and will be bound by all terms, conditions, and duties applicable to a Guarantor under each of the Guarantees.

2.    The effective date of this Joinder is _______.

3.    Notice of acceptance hereof is waived.

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IN WITNESS WHEREOF, each of the undersigned has executed this Joinder by its duly authorized officer as of the date first written above.

“Joining Parties”

By:

By:

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